Exhibit 99.1

 Ultralife Completes Acquisitions of Stationary Power Services, Inc.
                   and Reserve Power Systems, Inc.

    NEWARK, N.Y.--(BUSINESS WIRE)--Nov. 19, 2007--Ultralife Batteries, Inc. (NASDAQ: ULBI) has completed the acquisitions of Stationary Power Services, Inc., and Reserve Power Systems, Inc., effective November 16.

    Under the terms of the Stationary Power Services agreement, the purchase price consisted of $6 million in cash, a $4 million non-transferable subordinated convertible note held by the seller and a performance-based equity incentive payable in up to 100,000 unregistered shares of Ultralife common stock over a period of up to five years. The $4 million convertible note carries a three-year term and is convertible into shares of Ultralife common stock at the rate of $15.00 per share, with a forced conversion feature at $17.00 per share. Management anticipates that the transaction will be accretive in the first quarter of 2008. The company used a portion of the net proceeds from a $13.5 million limited public offering completed on November 16 to finance the $6 million cash component of the purchase price.

    The purchase price for Reserve Power Systems consisted of 100,000 unregistered shares of Ultralife common stock, currently valued at approximately $1.4 million, which were issued upon closing, and a performance-based earn-out through 2010 payable in cash.

    "These acquisitions serve to broaden our addressable market for rechargeable power solutions to include the highly attractive standby power market and to advance our strategy of becoming a value-added provider of power solutions, accessories and engineering services," said John D. Kavazanjian, Ultralife's president and chief executive officer. "By leveraging Stationary Power Services' reputation for reliable standby power systems and established customer relationships, we are in a strong position to capture opportunities in the standby power market as investment in telecommunications, utility and transportation infrastructure grows."

    Established in 1989, Stationary Power Services is an infrastructure power management services firm specializing in the engineering, installation and preventive maintenance of standby power systems, uninterrupted power supply systems, DC power systems and switchgear/control systems for the telecommunications, aerospace, technology, banking and information services industries. In 2006, Stationary Power Services generated operating income of $1.3 million on $8.9 million in revenue. Reserve Power Systems, established in 2006, supplies lead acid batteries primarily for use by Stationary Power Services in the design and installation of standby power systems.

    Information about Stationary Power Services is available at:
www.stationarypower.com.

    About Ultralife Batteries, Inc.

    Ultralife is a global provider of high-energy power solutions and communications accessories for diverse applications. The company develops, manufactures and markets a wide range of non-rechargeable and rechargeable batteries, charging systems and accessories for markets including defense, commercial and consumer portable electronics. Through its portfolio of standard products and engineered solutions, Ultralife is at the forefront of providing the next generation of power systems and accessories. Defense, commercial and retail customers include: General Dynamics, Raytheon, Philips Medical Systems, General Motors, Energizer, Kidde Safety, Lowe's, Radio Shack and the national defense agencies of the United States, United Kingdom, Germany, Australia and New Zealand, among others.

    Ultralife's headquarters, principal manufacturing and research facilities, and its McDowell Research operating unit are in Newark, New York, near Rochester. Ultralife's other operating units are:
Ultralife Batteries (UK) Ltd., in Abingdon, England; Innovative Solutions Consulting in Hollywood, Maryland; Stationary Power Services in Clearwater, Florida; and ABLE New Energy in Shenzhen, China. Detailed information on Ultralife is available at: www.ultralifebatteries.com.

    This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

    Ultralife(R) and McDowell Research(R) are registered trademarks of Ultralife Batteries, Inc.


    CONTACT: Ultralife Batteries, Inc.
             Robert W. Fishback, 315-332-7100
             bfishback@ulbi.com
             or
             Investor Relations:
             Lippert/Heilshorn & Associates, Inc.
             Jody Burfening, 212-838-3777
             jburfening@lhai.com